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                                                                    Exhibit 99.2

                              [CLAIMSNET.COM LOGO]


For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

                Claimsnet.com Reports Third Quarter 2001 Results

                Number of Providers on Service Jumped Almost 30%
           Company Received a $3.0+ Million Private Equity Commitment
                            From European Investors

DALLAS - November 13, 2001 - Claimsnet.com inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business to business solutions for the healthcare industry, today reported financial and operating results for the third quarter and nine months ended September 30, 2001.

In the quarter ended September 30, 2001, Claimsnet.com realized historically significant increases and record numbers in two fundamental drivers to growth: number of physicians on service and number of accounts at the quarter's end. The number of physicians on service at the end of the third quarter 2001 was 4,069, nearly 30% more than the 3,147 at the end of the third quarter 2000 and almost 10% more than the number on service at the end of the prior quarter. The number of accounts at the end of the quarter increased by over 20% to 462, as compared with 383 at the end of the corresponding quarter 2000, and by 5% over the 440 at the end of the second quarter 2001. The increase in number of physicians on service is attributed to both new accounts and the addition of new physicians to existing accounts.

While the number of claims processed during the third quarter 2001 increased about 25% to 1,385,000 (as compared with 1,108,000 in the third quarter 2000), the total transactions processed during the quarter increased only 2.7%. This total comparison was negatively impacted by a reduction in the patient statement processing business for accounts that were active in the third quarter 2000 but proved unprofitable. In addition, the Company experienced a somewhat significant overall decline in transaction volume during September 2001, presumably related to the unsettling events of September 11th. Transaction activity did rebound sharply in October.

In the first quarter 2001, Claimsnet announced a new agreement with McKesson Corporation, which provided over $2.8 million in cash, in exchange for discontinuance of certain fixed fees due to Claimsnet under the original agreement. Along with this positive event, Claimsnet announced that it anticipated a comparative decline in total revenues over subsequent quarters, due to the loss of these project revenues. This was the case in the third quarter 2001. Total net revenues in the quarter ended September 30, 2001 were $242,000, as compared with $483,000 in third quarter 2000. In addition, the reduction in the higher-priced, albeit unprofitable, patient statement processing business contributed to an overall decline in average revenue per transaction.

The positive impact of Claimsnet's expense control program was again apparent in the third quarter 2001. Despite a 50% decline in total revenues, the gross loss remained flat, as compared with the third quarter 2000. With a 63% decline in research and development, a 30% decline in number of employees and a 27% decline in selling, general and administrative expenses, the Company's actual operating loss excluding acquisition-related items declined over 30% to ($1,361,000). The Company's total operating loss in the third quarter 2000 was further impacted by over $1.7 million in intangible charges related to its acquisition of HealthExchange.com assets. After giving effect to all expenses, the net loss for the third quarter declined approximately 64%, while the net loss per share declined over 68% to ($0.13) vs. ($0.41) in the corresponding quarter 2000.


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For the nine months ended September 30, 2001, Claimsnet processed over 4.5 million transactions, a 15% increase over the first nine months of fiscal 2000. Total net revenues were down slightly to $1,037,000, as compared with approximately $1,093,000 for the first nine months of fiscal 2000. The decline in revenues includes the loss of fixed contract revenues due to the new agreement with McKesson. Due to the cost control program instituted in the first quarter 2001, the Company's actual operating loss excluding acquisition-related items declined over 41% to ($4,105,000), as compared with ($7,015,000) for the first nine months of fiscal 2000. The fiscal 2000 loss was further impacted by charges of over $8,000,000 related to the acquisition of HealthExchange.com assets. After giving effect to all expenses, Claimsnet's net loss for the nine months ended September 30, 2001 declined 73% to ($4,067,000), or ($0.41) per share, as compared with ($14,971,000), or ($1.91) per share for the first nine months of fiscal 2000.

On November 7, 2001, the Company announced that it had received a private equity commitment of between $3,070,000 and $3,465,000 from a collection of European investors. The investment includes the issuance of both common and convertible preferred stock. The Company will receive $1,470,000 of this funding by December 31, 2001 and the remainder by March 31, 2002. With these proceeds, Claimsnet.com will have raised between approximately $6.3 and $6.7 million through private equity transactions since the beginning of fiscal 2001.

"We are particularly pleased with the substantial increases in the number of physicians using our proven Internet transaction processing services and heightened interest in the payer community", said Bo W. Lycke, chairman and chief executive officer of Claimsnet.com. "In that same spirit, we are extremely pleased to have earned the confidence of a widening group of private European investors. These are particularly hard times for small companies to raise new capital, and we count ourselves among the fortunate few. With the implied endorsement of both the physicians and investors, we feel validated in our mission."

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate.

Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

                [Table and Conference Call Information to Follow]

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                        CLAIMSNET.COM INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands except per share data)
                                   (Unaudited)


                                                         Three Months Ended                      Nine Months Ended
                                                            September 30,                          September 30,
                                                 -----------------------------------     -----------------------------------
                                                      2001                2000                2001                2000
                                                 ---------------     ---------------     ---------------     ---------------
REVENUES                                         $           242     $           483     $         1,037     $         1,093

Cost of Revenues                                             624                 856               2,099               2,625
                                                 ---------------     ---------------     ---------------     ---------------
Gross Loss                                                  (382)               (373)             (1,062)             (1,532)
                                                 ---------------     ---------------     ---------------     ---------------
OPERATING EXPENSES:
  Research and Development                                   178                 487                 539               1,471
  Purchased Research & Development                          --                 1,540                --                 7,694
  Amortization of Intangibles                               --                   231                --                   385
  Selling, General & Administrative                          801               1,098               2,504               4,012
                                                 ---------------     ---------------     ---------------     ---------------

      Total operating expenses                               979               3,356               3,043              13,562
                                                 ---------------     ---------------     ---------------     ---------------

LOSS FROM OPERATIONS                                      (1,361)             (3,729)             (4,105)            (15,094)

OTHER INCOME (EXPENSE)
  Interest expense                                            (2)                 (2)                 (5)                 (5)
  Interest expense - affiliate                              --                  --                    (7)               --
  Interest income                                             18                   3                  50                 128
                                                 ---------------     ---------------     ---------------     ---------------
      Total Other Income (Expense)                            16                   1                  38                 123
                                                 ---------------     ---------------     ---------------     ---------------


NET LOSS                                         $        (1,345)    $        (3,728)    $        (4,067)    $       (14,971)
                                                 ---------------     ---------------     ---------------     ---------------


BASIC AND DILUTED NET LOSS PER COMMON SHARE      $         (0.13)    $         (0.41)    $         (0.41)    $         (1.91)
                                                 ===============     ===============     ===============     ===============

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - BASIC AND DILUTED                           10,481               9,107               9,809               7,831
                                                 ===============     ===============     ===============     ===============


Third Quarter Conference Call Webcast/Replay: The Company's third quarter analyst and investor conference call will be simultaneously webcast on Tuesday, November 13, 2001, at 11:00 AM, Eastern Standard Time. The live webcast will be available on both Claimsnet.com's web site, www.claimsnet.com, and Shareholder Direct's web site, www.shareholder.com/claimsnet/medialist.cfm , and available on demand for a period of 30 days thereafter.



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